Exhibit 99.1
Post Holdings Announces Cash Tender Offer for 7.375% Senior Notes Due 2022

St. Louis, Missouri - July 25, 2016 - Post Holdings, Inc. (NYSE:POST) (the “Company” or “Post”) today announced it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of its 7.375% senior notes due 2022 (the “2022 Notes”) having an aggregate outstanding principal amount of $1,375.0 million. The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated July 25, 2016 (the “Offer to Purchase”).
The Tender Offer will expire at 5:00 p.m., New York City time, on July 29, 2016, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Tenders of the 2022 Notes must be properly made before the Expiration Time and may be withdrawn at any time before the Expiration Time. Holders of the 2022 Notes who validly tender (and do not validly withdraw) their 2022 Notes at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed Notice of Guaranteed Delivery in accordance with the instructions described in the Offer to Purchase, will receive in cash $1,070.83 per $1,000 principal amount of 2022 Notes validly tendered and accepted for purchase payable for such tendered 2022 Notes that are accepted by the Company for purchase in the Tender Offer, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be August 3, 2016.
Tendered 2022 Notes may be withdrawn at any time prior to the Expiration Time. The Tender Offer is subject to the satisfaction or waiver of a number of conditions as set forth in the Offer to Purchase, including the receipt by the Company of proceeds from a proposed debt financing on terms reasonably satisfactory to the Company generating net proceeds, together with cash on hand, in an amount that is sufficient to effect the repurchase of the 2022 Notes validly tendered and accepted for purchase pursuant to the Tender Offer. The Company may amend, extend or terminate the Tender Offer in its sole discretion and subject to applicable law.
Barclays Capital Inc. and BofA Merrill Lynch are acting as the dealer managers for the Tender Offer. The information agent and tender agent is Global Bondholder Services Corporation. Copies of the Offer to Purchase and related tender offering materials are available at www.gbsc-usa.com/Post or by contacting the information agent at (212) 430-3774 (banks and brokers) and at (866) 470-4500 (all others). Questions regarding the Tender Offer should be directed to Barclays Capital Inc. at (800) 438-3242 and BofA Merrill Lynch at (888) 292-0010.
None of the Company, the dealer managers, the information agent and tender agent, or the trustee for the 2022 Notes, or any of their respective affiliates, is making any recommendation as to whether Holders should tender any 2022 Notes in response to the Tender Offer. Holders must make their own decision as to whether to tender any of their 2022 Notes and, if so, the principal amount of 2022 Notes to tender. This announcement is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Tender Offer is being made solely by means of the Offer to Purchase. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the Company by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the offering and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. There can be no assurance that the proposed transactions will be completed as anticipated or at all.
Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626